Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”), effective as of July 24, 2006 (the “Effective Date”), is entered into, by and between MedAire, Inc., a Nevada corporation (“MedAire”), and Roger D. Sandeen (“Employee”).
     In consideration of Employee’s employment by MedAire, the additional benefits described below, and the other promises set forth below, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Duties. MedAire agrees to employ Employee as its Chief Financial Officer under the terms of this Agreement, and Employee accepts such employment under the terms of this Agreement. During the term of this Agreement, Employee agrees to devote Employee’s best efforts and entire business time to furthering the interests of MedAire; to devote the necessary time and attention to Employee duties; and to perform such duties to the best of Employee abilities. During the term of this Agreement, Employee agrees that Employee shall maintain loyalty to MedAire; shall take no action that would be injurious of MedAire’s interests; and will comply with all rules, policies and regulations of MedAire.
     2. Employment Period.
          (a) Term: Employee shall be employed by MedAire through January 1, 2007 (the “Initial Term”), unless sooner terminated in accordance with the terms of this Agreement. This Agreement will be renewed automatically for additional one (1) year periods (each a “Renewal Term”), unless either party serves written notice of an intent not to renew this Agreement at least three (3) months before the end of the Initial Term or any subsequent Renewal Term.
          (b) Garden Leave: Notwithstanding Section 2(a), Employee’s employment and this Agreement may not be terminated “by MedAire without cause” (as defined below). However, MedAire may, at any time and for any reason (or no reason), elect to place Employee on garden leave for nine (9) months. During such nine (9) month garden leave, Employee will continue to receive all base salary and benefits in place as of the date Employee was placed on garden leave; conditioned upon Employee’s (i) execution and delivery to MedAire of a legal release, in form and substance acceptable to MedAire, in which Employee releases MedAire and its affiliates, directors, officers, employees, agents and others affiliated with MedAire from any and all claims arising on or before the date Employee is placed on garden leave (other than with respect to any rights under this Agreement, any instrument evidencing any vested equity interest in MedAire, or with respect to indemnification by MedAire in accordance with that certain indemnification agreement between MedAire and Employee effective July 24, 2006, a copy of which is attached hereto as Exhibit A) and (ii) continuing compliance with Employee’s obligations to MedAire as set forth in this Agreement and the Confidentiality and Non-Solicitation Agreement entered into by MedAire and Employee, a copy of which is attached hereto as Exhibit B (the “Confidentiality and Non-Solicitation Agreement”). At the end of such nine (9) month garden-leave period, Employee’s employment and this Agreement shall terminate and all obligations to Employee hereunder shall terminate. Employee’s rights under COBRA shall commence at the completion of a garden leave period.

          (c) Definition of Cause: For purposes of this Section, termination “by MedAire without cause” shall mean termination by MedAire of Employee’s employment on any basis (including no reason or no cause) other than termination of Employee’s employment based on (A) any act or omission by Employee which constitutes dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, and which is material and directly or indirectly detrimental to MedAire’s best interest; (B) Employee’s inattention to, neglect of, or any other material failure to competently perform any assigned duties or follow reasonable policies or directives after receiving ten (10) business days’ written notice and opportunity to cure; (C) any act or omission by Employee that constitutes a felony; or (D) any other breach of this Agreement or the Confidentiality and Non-Solicitation Agreement by Employee after receiving ten (10) business days’ written notice and opportunity to cure.
          (d) Termination: In the event that Employee’s employment with MedAire is terminated for any reason other than by MedAire without cause, including without limitation Employee’s resignation, retirement, death or disability, or termination by MedAire for cause, this Agreement shall terminate and Employee shall only be entitled to receive Employee’s then current base salary and any unpaid benefits payable through the date Employee’s employment is terminated, but no other compensation of any kind or amount. Notwithstanding the foregoing, Employee shall be entitled to COBRA rights provided by statute commencing as of the date of termination.
          (e) Election Under Section 409A. For purposes of Section 409A Internal Revenue Code, as amended (“Section 409A”), Employee hereby elects to receive, and MedAire hereby agrees to pay, each amount payable under this Agreement at the times, and on the terms and conditions, set forth herein.
          (f) Savings Clause. Notwithstanding the foregoing, if Section 409A would impose any additional tax on payments within the first six months following placement of Employee on garden leave, such payments shall be delayed to the minimum extent necessary to avoid such additional tax. Any delayed payments shall be paid in a lump sum at the completion of such six-month period. However, if it becomes necessary to delay payments for health benefits, MedAire shall take such actions as are necessary to ensure that continued coverage is available to Employee and shall pay or reimburse Employee for, as appropriate, all deferred payments after the deferral period.
     3. Compensation.
          (a) Salary. MedAire shall continue Employee’s base salary at the rate in effect at the time of Employee’s execution of this Agreement. Compensation will be reviewed at least annually, but MedAire may not reduce Employee’s base salary rate without first offering to place Employee on nine (9) month garden leave in accordance with Section 2(b).
          (b) Benefits. MedAire shall provide Employee all benefits which MedAire in its sole and absolute discretion may, from time to time, provide to its employees of Employees classification.

     4. Arbitration. Any controversy or claim between the parties to this Agreement, arising out of the employment relationship, or claims of employment discrimination, shall be resolved through arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof; provided, however, that in the event of any breach of threatened breach by Employee, MedAire will have the right to a restraining order and injunction, both temporary and permanent, enjoining and restraining any such breach or threatened breach. Such injunctive relief will be in addition to any other remedies available to MedAire at law or in equity.
     5. Assignment. Employee understands and agrees that Employee obligations under this Agreement are personal in nature and, as a result, Employee may not assign Employee’s rights or delegate Employee’s duties under this Agreement. Employee further understands and agrees that MedAire may assign all of its rights and obligations under this Agreement to any person or entity without notice to, or the consent of, Employee.
     6. Miscellaneous.
          (a) Controlling Law, Venue: This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. The parties agree that the proper venue for any dispute arising out of or relating to this Agreement shall exist only in either of the two following forums: (i) Arizona Superior Court, Maricopa County or (ii) United States District Court for the District of Arizona, Phoenix Division.
          (b) Voluntary Agreement: Employee represents and warrants that Employee has been afforded a reasonable opportunity to review this Agreement and discuss it with an attorney of Employee’s choice. Employee represents and warrants that Employee fully understands the terms and conditions specified in the Agreement, and that Employee knowingly and voluntarily enters into this Agreement.
          (c) Integration: This Agreement and the Confidentiality and Non-Solicitation Agreement constitute the entire understanding between the parties and supersede all other prior written or oral agreements, representations or implied promises.
          (d) Modification or Waiver: The provisions of this Agreement may not be waived or modified, unless in writing and signed by both parties.
          (e) Counterparts: This Agreement may be executed in counterparts, each of which constitute an original document, and all of which constitute a single document.
          (f) Severability: If for any reason any provision of this Agreement is determined by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, its invalidity shall not affect the validity and effect of the other provisions herein.
          (g) No Waiver For Delay: Any party’s delay in exercising any right or remedy under this Agreement shall not: (i) impair any right or remedy which the party may have; or (ii) be construed as a waiver of any such right or remedy under this Agreement, unless specifically waived by the party in writing. Further, any party’s waiver of any breach or default under this Agreement shall not be a waiver of any other or subsequent breach or default committed by the other party, or of the continuance of the same breach or default after any written notice demanding strict performance.
          (h) Attorneys’ Fees: If any litigation occurs pursuant to this Agreement or Employee’s employment, the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.
          (i) Currency References: All references to currency in this Agreement are made with respect to U.S. Dollars.
[Signature Page to Follow]

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative or himself or herself, as applicable, and entered into on this nineteenth day of July, 2006, to be deemed effective as of July 24, 2006.

MEDAIRE, INC.		EMPLOYEE

By:	/s/ James A. Williams	/s/	Roger D. Sandeen

Its: Chief Executive Officer		Print Name: Roger D. Sandeen